Exhibit 4.2

STRICTLY CONFIDENTIAL

EXECUTION VERSION

AMENDMENT TO COMMERCIAL AGREEMENT

THIS AMENDMENT TO COMMERCIAL AGREEMENT (this “Amendment”) is entered into on August 24, 2020 by and between Alibaba Group Holding Limited (“Recipient”), on the one hand, and 蚂蚁科技集团股份有限公司 (Ant Group Co., Ltd.) (formerly known as浙江蚂蚁小微金融服务集团股份有限公司 (Ant Small and Micro Financial Services Group Co., Ltd., and 浙江蚂蚁小微金融服务集团有限公司 (Zhejiang Ant Small and Micro Financial Services Group Co., Ltd.)) (collectively, “HoldCo”) and 支付宝（中国）网络技术有限公司 (Alipay.com Co., Ltd.) (“Provider”), on the other hand (HoldCo, Provider and Recipient are sometimes referred to herein individually as a “Party” and collectively as the “Parties”). Capitalized terms used but not defined in this Amendment shall have the meaning ascribed to them in the Commercial Agreement (as defined below).

RECITALS

WHEREAS, the Parties are parties to the Amended and Restated Commercial Agreement, dated as of February 1, 2018, as amended from time to time prior to the date hereof (the “Commercial Agreement”); and

WHEREAS, the Parties desire to amend certain provisions of the Commercial Agreement as provided herein.

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements contained in the Commercial Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

AGREEMENTS

1.                                      Amendments.  In accordance with Section 16.12 of the Commercial Agreement, the Commercial Agreement is hereby amended as follows:

1.1.                                  The following definitions shall be added to Section 1 of the Commercial Agreement:

“2018 Commercial Agreement” means the Amended and Restated Commercial Agreement dated as of February 1, 2018 entered into between the Parties, prior to being amended by the Second Amendment.

“Amendment Agreement” means the Amendment to Commercial Agreement, dated as of August 24, 2020.

“IPO” means an initial public offering, covering the offer and sale of securities of Provider or HoldCo.

1.2.                                  The phrase “NASDAQ rules or the rules of any other quotation system or exchange” shall be deleted from the last sentence of Section 15.2(e) of the Commercial Agreement and replaced with the phrase “the rules of any quotation system or exchange”.

1.3.                                  The address, facsimile number and email address for the Recipient specified under Section 16.14 of the Commercial Agreement shall be deleted in their entirety and replaced with the following:

To the Recipient

Alibaba Group Holding Limited

26th Floor, Tower One

Times Square

1 Matheson Street

Causeway Bay

Hong Kong

Attention:                                               General Counsel

Facsimile No.:                         +852 2215 5200

Email:                                                                  SAPANotice@list.alibaba-inc.com

1.4.                                  The address, facsimile number and email address for Holdco or Provider specified under Section 16.14 of the Commercial Agreement shall be deleted in their entirety and replaced with the following:

To Holdco or Provider

Ant Group Co., Ltd.

Z Space, No. 556 Xixi Road

Hangzhou 310013

People’s Republic of China

Attention:           General Counsel

Facsimile No.:    +(86571) 8656 2095

Email:                 GCnotice@antgroup.com

1.5.                                  The following clause shall be added as Section 17 of the Commercial Agreement:

“RESTORATION. Upon the earliest of (A) the date on which an IPO is definitively rejected by the relevant Governmental Authority, (B) the date on which an IPO is withdrawn prior to its consummation, or (C) in the case of (x) an A-Share IPO (as defined in the Purchase Agreement), the date that is two (2) years after the date of the related IPO Kick-Off (as defined in the Purchase Agreement) if the applicable IPO has not been completed within such two (2)-year period, or (y) an Other IPO (as defined in the Purchase Agreement), the date that is fifteen (15) months after the date of the related IPO Kick-Off if the applicable IPO has not been completed within such fifteen (15)-month period, this Agreement shall be automatically amended such that it is identical to the 2018 Commercial Agreement. Without prejudice to the foregoing, each Party agrees to take any actions necessary or desirable in order for the terms of the 2018 Commercial Agreement to be restored in their entirety upon the occurrence of one of the events described in subparagraph (A), (B) or (C), such that the rights of the Recipient and its Subsidiaries under the 2018 Commercial Agreement are restored as if the Amendment Agreement had not been entered into.”

1.6.                                  Section 3 of Schedule 7.1 of the Commercial Agreement is hereby deleted in its entirety and replaced with the following:

“3. Approved Fee Rate.  The “Approved Fee Rate” applicable to each Recipient Party during each applicable fiscal year shall be a fixed percentage determined as set forth in this Section 3 in accordance with a methodology that may take into account the Provider’s budgeted costs, including Applicable Bank Fees, of providing the Services to the applicable Recipient Party (“Budgeted Service Costs”), and other applicable factors which may include, among other things, market benchmark rates applicable to services provided by other providers that are similar to the Service, rates that provider offers to third Person customers, and appropriate discounts applicable to large volume customers.

For clarity, all references to “fiscal year” in this Schedule 7.1 are, unless otherwise expressly stated, to the fiscal year of Recipient.  The Approved Fee Rate shall be determined as follows:

(a)                                       The Approved Fee Rate applicable to each of the Recipient Parties for fiscal year beginning 2012 shall be such percentage as the Parties shall have initially agreed in writing until such time as a new Approved Fee Rate is determined pursuant to Section 3(c) of this Schedule 7.1.

(b)                                       [Reserved].

(c)                                        The Approved Fee Rate for all Services performed pursuant to this Agreement during each fiscal year of the Term after fiscal year 2012, and any changes to the Approved Fee Rate for fiscal year 2012 set forth in Section 3(a) of this Schedule 7.1, shall be determined by the unanimous agreement of the Independent Directors when Recipient’s board of directors meets to approve Recipient’s annual budget for the applicable fiscal year. Any changes to the Approved Fee Rate (i) for fiscal year 2012 set forth in Section 3(a) of this Schedule 7.1, or (ii) for each fiscal year after 2012 during the Term from the previous year’s Approved Fee Rate, shall be based on changes to Provider’s Budgeted Service Costs. The annual proposal to the Independent Directors for the Approved Fee Rate (the “Annual Proposal Process”) shall be based on the results of all audits and cost reviews relating to the immediately prior fiscal year conducted in accordance with Section 8.2 of this Agreement and/or this Section 3 of this Schedule 7.1. If any change is proposed to the Approved Fee Rate that is not based on changes to Provider’s Budgeted Service Costs, or is not proposed during the Annual Proposal Process, such change may be made upon such terms and conditions as the Independent Directors, the Recipient and the Provider may agree to be appropriate, and notwithstanding Section 16.13 (Entire Agreement) of this Agreement, the Recipient and the Provider shall have regard to any previous arrangements and discussions between them concerning adjustments to the Approved Fee Rate when considering any terms and conditions applicable to such proposed change in the Approved Fee Rate. Without prejudice to the foregoing, any change to the Approved Fee Rate may only be made with (a) the unanimous agreement of the Independent Directors, (b) the Recipient (after satisfying its internal requirements for approval to changes to related party transactions) and (c) the Provider. Provider and HoldCo shall make available to representatives of the Independent Directors and the Recipient all such budget information, market information, third party customer rate information and other financial information and documentation, including information and documentation relating to Provider’s historical costs and cost structure, including all such information and documentation that Provider or HoldCo is required to provide to Recipient pursuant to, but subject to the limitations set forth in, Section 9.2 of the Purchase Agreement, to the extent necessary for such representatives to review, determine and approve the applicable Approved Fee Rate. For clarity, an IPO shall not affect or otherwise limit Provider’s and HoldCo’s obligations to make the foregoing information and documentation available to representatives of the Independent Directors and the Recipient during the Term of this Agreement, notwithstanding any effect such IPO may have with respect to Recipient’s, HoldCo’s and Provider’s respective rights and obligations pursuant to Section 9.2 of the Purchase Agreement, except, solely with respect to such rights and obligations pursuant to Section 9.2 of the Purchase Agreement, if and to the extent required by any relevant stock exchange or Governmental Authority or for the purpose of obtaining the legal opinion that is required in connection with the submission of a compliant application for an IPO. In connection with its review of Provider’s Budgeted Service Costs, the Independent Directors may appoint an internationally recognized accounting firm (which shall initially be PricewaterhouseCoopers LLP) to review the financial and operating data used in preparing Provider’s calculation and the working papers of Provider’s auditors (if not prohibited by Provider’s auditors, provided that Provider will not withhold any consents necessary to permit Provider’s auditors to provide access to such working papers) related thereto in accordance with the Auditor’s Review Instructions. Provider acknowledges and agrees that it is responsible for controlling its overall expenses to prevent costs from exceeding the Budgeted Service Costs that were used to determine the Approved Fee Rate. Until such time as all such approvals required under this Section 3(c) have been obtained, the Approved Fee Rate for the immediately preceding year shall remain in effect. For clarity, neither the Independent Directors nor the Recipient are under any obligation to approve any annual budget or any increase in the Approved Fee Rate which they find unreasonable. Upon such approval, the Approved Fee Rate shall be adjusted retroactively to the commencement of the applicable fiscal year.

(d)                                       Off-Recipient Service Fees. As set forth in Section 7.1(b), in no event will any Recipient Party be required to pay any Payment Processing Fee in connection with any Off-Recipient Services, and all Total Payment Volume processed by Provider and its Subsidiaries in connection with Off-Recipient Services shall be excluded from the Base TPV for each Recipient Party.”

1.7.                                  Section 6 of Schedule 7.1 of the Commercial Agreement is hereby deleted in its entirety and replaced with the following:

“Section 6                                              [Reserved].”

2.                                      Effect on Commercial Agreement.  This Amendment shall not constitute a waiver, amendment or modification of any provision of the Commercial Agreement not expressly provided for herein.  Except as expressly amended hereby, the provisions of the Commercial Agreement are and shall remain in full force and effect.

3.                                      Miscellaneous.  Section 1, 9, 13, 15 and 16 of the Commercial Agreement are hereby incorporated herein by reference and shall apply mutatis mutandis to this Amendment.

[Remainder of Page Intentionally Left Blank]

The Parties have caused this Amendment to be signed by their respective officers thereunto duly authorized as of the date first written above.

ALIBABA GROUP HOLDING LIMITED

By:	/s/ Maggie Wei Wu
Name:	Maggie Wei Wu
Title:	Chief Financial Officer

[Signature Page to Amendment to Commercial Agreement]

The Parties have caused this Amendment to be signed by their respective officers thereunto duly authorized as of the date first written above.

蚂蚁科技集团股份有限公司 (Ant Group Co., Ltd.)

By:	/s/ 井贤栋
Name:	井贤栋
Title:	Legal Representative

[Signature Page to Amendment to Commercial Agreement]

The Parties have caused this Amendment to be signed by their respective officers thereunto duly authorized as of the date first written above.

支付宝（中国）网络技术有限公司 (Alipay.com Co., Ltd.)

By:	/s/ 井贤栋
Name:	井贤栋
Title:	Legal Representative

[Signature Page to Amendment to Commercial Agreement]